8x8 NAMES CHRIS MCNIFFE AND BARRY ANDREWS
TO BOARD OF DIRECTORS

SANTA CLARA, Calif. (January 29, 2004) - 8x8, Inc. (Nasdaq: EGHT), the broadband voice and video communications service provider, announced today that Chris McNiffe, General Manager of Eastman Kodak's Image Sensor Solutions Division, and Dr. Barry Andrews, 8x8's President, have been named to 8x8's Board of Directors. Mr. McNiffe previously served as Vice President of Sales and Marketing at 8x8 from July 1995 to January 2000, and also served as a Director of 8x8 from January 1998 to January 2000.

Mr. McNiffe and Dr. Andrews will replace Dr. Bernd Girod and Joe Parkinson on 8x8's Board of Directors. Mr. Parkinson, who is no longer a company officer, will remain with the company as an employee focusing on licensing and patent litigation activities.

Bryan R. Martin, 8x8's Chairman and Chief Executive Officer, stated, "I want to thank Dr. Girod for his eight years of service to this company, and personally thank him for his support and the new ideas he contributed to our team, including his contribution as an inventor on several 8x8 patents." Mr. Martin continued, "At the same time, I want to welcome Mr. McNiffe back to 8x8 as we focus the company on our Packet8 voice over internet protocol (VoIP) and video communications service offerings."

8x8's Board of Directors is currently composed of Bryan R. Martin (Chairman & CEO), Dr. Barry Andrews (President), Major General Guy L. Hecker, Jr. (U.S. Air Force, retired), Chris McNiffe (GM, Kodak Image Sensor Solutions), and Donn R. Wilson (Executive Vice President at Pay By Touch). Mr. McNiffe will also serve on the company's audit and compensation committees. The company's audit committee is composed of General Hecker (Chairman), Mr. Wilson and Mr. McNiffe. The company's compensation committee is composed of Mr. Wilson (Chairman) and Mr. McNiffe.

About 8x8, Inc.

8x8, Inc. offers the Packet8 broadband voice over internet protocol (VoIP) and video communications service (www.packet8.net), consumer videophones, hosted iPBX solutions, and voice and video semiconductors and related software. For more information, visit 8x8's web site at www.8x8.com.

About Packet8

Launched in November 2002, Packet8 enables anyone with high-speed Internet access to sign up for voice over internet protocol (VoIP) and video communications service at http://www.packet8.net. Customers can choose a direct-dial phone number from any of the rate centers offered by the service, and then use an 8x8-supplied terminal adapter to connect any telephone to a broadband internet connection and make or receive calls from a regular telephone number. For $19.95/month, Packet8 subscribers can make unlimited calls to any telephone number in the United States and Canada, and unlimited calls to any other Packet8 subscriber anywhere in the world. All Packet8 telephone accounts come with voice mail, caller ID, call waiting, call waiting caller ID, call forwarding, hold, line-alternate, 3-way conferencing, web access to account controls, and real-time online billing. High speed, instant-on broadband videophone accounts, which use the 8x8 DV325 SIP videophone, are also available. The DV325 videophone functions as a Packet8 voice line when making or receiving voice telephone calls from regular telephone numbers.

Editors: 8x8 and Packet8 are trademarks of 8x8, Inc.

CONTACT:
Peter J. Brooks
8x8, Inc.
(415) 255-1554
Peterjbrooks@8x8.com